Exhibit 21.1
Aerojet Rocketdyne Holdings, Inc.
100% Owned Subsidiaries*

Name of Entity	State of Incorporation
Aerojet Rocketdyne, Inc.	Ohio
Aerojet International, Inc.	California
Aerojet Ordnance Tennessee, Inc.	Tennessee
Aerojet Rocketdyne Coleman Aerospace, Inc.	Delaware
Aerojet Rocketdyne of DE, Inc.	Delaware
Arde, Inc.	New Jersey
Arde-Barinco, Inc.	New Jersey
BPOU LLC*	Delaware
Chemical Construction Corporation	Delaware
Cordova Chemical Company	California
Cordova Chemical Company of Michigan	Michigan
Easton Development Company, LLC (5% owned by Aerojet Rocketdyne, Inc.)	California
European Space Propulsion Limited	United Kingdom
GT & MC, Inc.	Delaware
TKD, Inc.	California
Easton Development Company, LLC (95% owned by Aerojet Rocketdyne Holdings, Inc.)	California
Novadyne Energy Systems LLC	Delaware
Energetic Energy Technologies Limited	Hong Kong, China
Energetic Energy (Beijing) Teechnology Co,. Ltd	Beijing, China
GDX Automotive SAS	France
GDX LLC	Delaware
RKO General, Inc.	Delaware
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* All subsidiaries are 100% owned by the Company except for BPOU LLC. Aerojet Rocketdyne, Inc owns 68% of BPOU LLC.